Exhibit 5

Opinion of Day Pitney LLP

DAY PITNEY LLP

P.O. Box 1945

Morristown, New Jersey 07962-1945

August 24, 2007

VIA E-MAIL AND REGULAR MAIL

Community Partners Bancorp

1250 Highway 35 South

Middletown, New Jersey 07748

Re:	Community Partners Bancorp - Registration Statement on Form S-8

We refer to the Registration Statement on Form S-8 (the “Registration Statement”) by Community Partners Bancorp, a New Jersey corporation (the “Company”), relating to 1,924,922 shares of the Company’s common shares, no par value (the “Securities”) to be offered pursuant to the Community Partners Bancorp 2007 Equity Incentive Plan, Two River Community Bank 2003 Incentive Stock Option Plan, Two River Community Bank 2003 Non-Qualified Stock Option Plan, Two River Community Bank Incentive Stock Option Plan (2001), Two River Community Bank Non-Qualified Stock Option Plan (2001), The Town Bank of Westfield 2002 Employee Stock Option Plan, The Town Bank of Westfield 2001 Employee Stock Option Plan, The Town Bank of Westfield 2000 Employee Stock Option Plan, The Town Bank of Westfield 1999 Employee Stock Option Plan, The Town Bank of Westfield 2001 Director Stock Option Plan, The Town Bank of Westfield 2000 Director Stock Option Plan and The Town Bank of Westfield 1999 Director Stock Option Plan (the twelve above-listed plans are collectively referred to herein as the “Plans”).

In connection with our opinion, we have examined the Plans and the Registration Statement. We have also examined originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, as currently in effect, and relevant resolutions of the Board of Directors of the Company and we have examined such other documents as we deemed necessary in order to express the opinion hereinafter set forth.

In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with authentic original documents of all of the documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that, when the Securities have been duly issued as contemplated by the Registration Statement (excluding the related prospectuses, which were not filed therewith) and each of the Plans and for the consideration determined in accordance with the terms of each of the Plans, the Securities will be validly issued, fully paid and nonassessable.

Our opinion herein reflects only the application of applicable Federal laws of the United States of America and, to the extent required by the foregoing opinion, the corporate law of the State of New Jersey. The opinion set forth herein is made as of the date hereof and we undertake no obligation to update this opinion.

This opinion letter is being delivered by us solely for your benefit pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DAY PITNEY LLP

DAY PITNEY LLP